UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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Information Statement

PACE® Select Advisors Trust

PACE® Large Co Value Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

March 26, 2015

Dear Shareholder,

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of PACE Large Co Value Equity Investments (the "Fund"), selects investment advisors for the Fund, a portfolio of PACE Select Advisors Trust (the "Trust"), subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Board has appointed River Road Asset Management, LLC ("River Road") to serve as a new additional investment advisor to the Fund. In addition, at the recommendation of UBS Global AM, the Board has terminated Institutional Capital LLC ("ICAP") as an investment advisor to the Fund. River Road assumed investment advisory responsibility with respect to a portion of the Fund's portfolio effective February 4, 2015.

Pzena Investment Management, LLC ("Pzena"), Robeco Investment Management, Inc. ("Robeco") and Los Angeles Capital Management and Equity Research, Inc. ("Los Angeles Capital") also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as

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allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. A portion of the Fund's assets formerly managed by ICAP has been allocated to River Road. The remaining portion of the Fund's assets formerly managed by ICAP has been allocated to Pzena. Robeco's and Los Angeles Capital's portions of the Fund's assets are unaffected by the hiring of River Road and the termination of ICAP. The relative value of each investment advisor's share of the Fund's assets may change over time.

Please note that the appointment of River Road on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

Information regarding UBS Global AM

UBS Global AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS Global AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the investment advisors for the Fund and recommend their hiring, termination and replacement. UBS Global AM continuously supervises and monitors the performance of each investment advisor on a quantitative and qualitative basis and regularly evaluates each investment advisor's investment strategy and investment performance as well as the consistency of the investment advisor's investment approach with the Fund's investment objective. In evaluating each investment advisor, UBS Global AM reviews a number of factors, including, but not limited to, the investment advisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the investment advisor's investment approach with those of other investment advisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Global Asset Management (US) Inc. ("UBS Global AM (US)"), an affiliate of UBS Global AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS Global AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS Global AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of December 31, 2014, UBS Global AM had approximately $152 billion in assets under management. UBS Global AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Global Asset Management Division, which had approximately $668 billion in assets under management worldwide as of December 31, 2014. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS Global AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE Large Co Value Equity Investments

Background

At the recommendation of UBS Global AM, the Board appointed River Road as a new investment advisor for the Fund and approved a corresponding investment sub-advisory agreement between UBS Global AM and River Road (the "Sub-Advisory Agreement") at a meeting held on November 18-19, 2014. In addition, at the recommendation of UBS Global AM, the Board of the Trust has terminated ICAP as an investment advisor to the Fund. River Road assumed investment advisory responsibilities and the Sub-Advisory Agreement became effective February 4, 2015. The Trustees determined to approve the Sub-Advisory Agreement after a thorough analysis of the proposed service to be provided by River Road. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE Large Co Value Equity Investments—Trustees' considerations."

Under the Sub-Advisory Agreement, River Road manages a separate portion of the Fund's portfolio as allocated by UBS Global AM, subject to the Board's oversight (each separate portion, an "Allocated Portion"). A portion of ICAP's Allocated Portion has been reallocated to River Road.The remaining portion of ICAP's Allocated Portion has been reallocated to Pzena. Robeco and Los Angeles Capital continue to manage separate, unchanged portions of the Fund's assets. The relative value of each investment advisor's share of the Fund's assets may change over time.

Investment strategies of River Road

With respect to its Allocated Portion, River Road invests in a diversified, all-cap portfolio of income-producing equity securities, typically of companies with a market capitalization of at least $1 billion at the time of initial purchase. River Road uses a proprietary research process to narrow the field of potential investments into a more refined working universe. River Road then employs a value-driven, bottom-up approach that seeks to identify companies that they believe have certain characteristics including: (1) high, growing dividend yield; (2) financial strength; (3) priced at a discount to absolute value; (4) attractive business model; (5) shareholder-oriented management; and (6) undiscovered, underfollowed, or misunderstood companies. River Road employs a structured sell discipline and a strategy of balanced diversification to manage risk.

New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS Global AM and any written guidelines adopted by the Board or UBS Global AM, River Road will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Under the Sub-Advisory Agreement, River Road will bear all expenses incurred by it in connection with its services to its Allocated Portion, but River Road will not be responsible for any expenses incurred by the Trust, the Fund or UBS Global AM.

For the services provided and the expenses assumed by River Road under the Sub-Advisory Agreement, UBS Global AM (not the Fund), will pay to River Road a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS Global AM. The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to River Road. UBS Global AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to River Road; (ii) upon material breach by River Road of any of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, River Road becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that River Road may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS Global AM.

As described below under "Additional information—SEC exemptive order," UBS Global AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that River Road shall not be liable to UBS Global AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS Global AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting of the Board of the Trust on November 18-19, 2014, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement between UBS Global AM and River Road with respect to the Fund. Management discussed with the Board its proposal to terminate ICAP as a sub-advisor to the Fund and to reallocate a portion of the Fund's assets managed by ICAP to River Road, with the remaining portion of the assets managed by ICAP proposed to be reallocated to Pzena Investment Management, LLC, a current sub-advisor to the Fund. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS Global AM. The Board recognized its familiarity with UBS Global AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios. The Board also received a memorandum from UBS Global AM discussing UBS Global AM's reasons for recommending River Road as a sub-advisor to the Fund.

In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreement—The Board's evaluation of the services to be provided by River Road to the Fund took into account the Board's knowledge and familiarity gained as board members of funds in the UBS New York fund complex, including the Trust and its portfolios. It reviewed the purposes and investment objective of the Fund and UBS Global AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of River Road as a sub-advisor to the Fund, including its "due diligence" concerning River Road and its belief that River Road's investment strategy would benefit the Fund by, among other reasons, potentially improving the Fund's ability to generate risk-adjusted returns, potentially enhancing downside protection and complementing the strategies provided by other sub-advisors to the Fund. The Board also received materials from River Road detailing its investment philosophy and met with representatives of River Road, who discussed with the Board their investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub-Advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS Global AM to River Road in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by River Road. The Board noted that the proposed contractual sub-advisory fee, with its breakpoints, was more favorable than the sub-advisory fee currently charged by ICAP and would result in a lower overall blended sub-advisory fee for the Fund. The Board also noted that UBS Global AM voluntarily offered to split 50/50 with shareholders (via a corresponding voluntary waiver of its management fees charged to the Fund) any sub-advisory fee savings that UBS Global AM experienced as a result of engaging River Road as a sub-advisor. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board received and considered composite performance information provided by River Road. The Board also noted that, as River Road would be a new sub-advisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Sub-Advisory Agreement.

Advisor profitability—Profitability of River Road or its affiliates or UBS Global AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS Global AM out of the management fee paid to it by the Fund, and not by the Fund. As noted above, the Board observed that the contractual sub-advisory fee payable by UBS Global AM to

River Road would be lower than the fees paid by UBS Global AM to the Fund's current sub-advisors. The Board indicated that it would further consider the implications, if any, of this lower overall blended sub-advisory expense to UBS Global AM and the 50/50 split noted above, among other matters, when it engages in its next full UBS Global AM management contract review, or before if appropriate. In this regard, it was noted that UBS Global AM provides updated profitability data on the Fund on an ongoing quarterly basis, which provides the Board with other opportunities to monitor the impact of the proposed changes on profitability going forward.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS Global AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to River Road—The Board was informed by management that River Road's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that River Road would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that River Road could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a sub-advisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a sub-advisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS Global AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS Global AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS Global AM, UBS Global AM (US) and UBS Group AG

UBS Global AM, a Delaware corporation, is the manager and administrator of the Fund. UBS Global AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS Global AM's and UBS Global AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS Global AM and UBS Global AM (US) are indirect subsidiaries of UBS Group AG. UBS Global AM is a member of the UBS Global Asset Management Division, which had approximately $668 billion in assets under management worldwide as of December 31, 2014 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of December 31, 2014, UBS Global AM had approximately $152 billion in assets under management.

Additional information about River Road

River Road is a Delaware limited liability company located at 462 South Fourth Street, Suite 1600, Louisville, KY 40202. River Road is a registered investment adviser founded in 2005. River Road is indirectly majority owned by AMG, and members of River Road's senior management team hold a substantial minority equity interest in the firm. As of December 31, 2014, River Road had approximately $7.82 billion in assets under management, not including $1.54 billion in non-advisory assets. River Road employs a team approach to asset management. Henry W. Sanders III, Thomas S. Forsha and James C. Shircliff are primarily responsible for the day-to-day management of River Road's allocated portion of the Fund's portfolio. Messrs. Sanders, Forsha and Shircliff have held their responsibilities advising the fund since February 4, 2015.

The principal executive officers of River Road, as of the date of this document, are set forth below:

Name and Address	Position with River Road*
R. Andrew Beck 462 South Fourth Street, Suite 1600 Louisville, KY 40202	President, Chief Executive Officer, Senior Portfolio Manager, Executive Committee Chairman
James C. Shircliff, CFA 462 South Fourth Street, Suite 1600 Louisville, KY	Chief Investment Officer, Portfolio Manager
Henry W. Sanders III, CFA 462 South Fourth Street, Suite 1600 Louisville, KY	Chief Operating Officer, Chief Compliance Officer, Portfolio Manager

*  None of the principal executive officers of River Road listed above has other principal employment other than his or her respective position(s) with River Road.

Name and Address	Position with River Road*
Greg E. Deuser, CFA 462 South Fourth Street, Suite 1600 Louisville, KY	Chief Risk Officer
Thomas S. Forsha, CFA 462 South Fourth Street, Suite 1600 Louisville, KY	Co-Chief Investment Officer, Portfolio Manager

*  None of the principal executive officers of River Road listed above has other principal employment other than his or her respective position(s) with River Road.

Below is information concerning other U.S. registered investment companies with investment objectives similar to that of River Road's Allocated Portion of the Fund for which River Road acts as an investment adviser:

Fund	Assets under management* (as of December 31, 2014, in millions)	Management fee (as a percentage of average daily net assets)
Advised Fund 1	$136.4	0.35%
Advised Fund 2	$33.2	0.60% on the first $50 million of assets, 0.50% on the next $100 million of assets, and 0.45% on any assets thereafter

*  Approximate values.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of River Road and did not pay any fees to River Road or its affiliates for services provided to the Fund.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

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If you have any questions, please contact your investment professional.

March 26, 2015
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2015. All rights reserved.
UBS Global Asset Management (Americas) Inc.
is a subsidiary of UBS AG.

www.ubs.com/globalam-us

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

PACE® Large Co Value Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

March 26, 2015

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Large Co Value Equity Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of the Fund, selects investment advisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Board has appointed River Road Asset Management, LLC ("River Road") to serve as a new additional investment advisor to the Fund. In addition, at the recommendation of UBS Global AM, the Board has terminated Institutional Capital LLC ("ICAP") as an investment advisor to the Fund. River Road assumed investment advisory responsibility with respect to a portion of the Fund's portfolio effective February 4, 2015.

Pzena Investment Management, LLC ("Pzena"), Robeco Investment Management, Inc. ("Robeco") and Los Angeles Capital Management and Equity Research, Inc. ("Los Angeles Capital") also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. A portion of the Fund's assets formerly managed by ICAP has been allocated to River Road. The remaining portion of the Fund's assets formerly managed by ICAP has been allocated to Pzena. Robeco's and Los Angeles Capital's portions of the Fund's assets are unaffected by the hiring of River Road and the termination of ICAP. The relative value of each investment advisor's share of the Fund's assets may change over time. Additional information about UBS Global AM, River Road, the Sub-Advisory Agreement between UBS Global AM and River Road with respect to the Fund, and the Board's approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS Global AM and the Trust from the Securities and Exchange Commission, the appointment of River Road on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about April 2, 2015 to the Fund's shareholders of record as of March 17, 2015. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least July 3, 2015. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.

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